As filed with the Securities and Exchange Commission on August 15, 2006	Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VOLCANO CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0928885
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2870 Kilgore Road
Rancho Cordova, California	95670
(Address of Principal Executive Offices)	(Zip Code)

2000 Long Term Incentive Plan
2005 Equity Compensation Plan
(Full Title of the Plans)

R. Scott Huennekens
President and Chief Executive Officer
Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670
(Name and Address of Agent For Service)

1-800-228-4728
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael Sanders, Esq.
Dale S. Freeman, Esq.
Reed Smith LLP
Two Embarcadero Center
Suite 2000
San Francisco, CA 94111
(415) 543-8700

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To	Offering Price	Aggregate Offering	Amount of
To Be Registered	Be Registered (1)	Per Share	Price	Registration Fee

Common Stock, par value $0.001 per share	5,859,083 shares (2)	$2.29(3)	$13,417,300 (3)	$1,435.65

Common Stock, par value $0.001 per share	2,303,475 shares (4)	$9.525(5)	$21,940,599 (5)	$2,347.65

Total			$35,357,899	$3,783.30
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Represents an aggregate of 8,162,558 shares of Common Stock reserved for issuance under the 2000 Long Term Inventive Plan (the “2000 Plan”) and the 2005 Equity Compensation Plan (the “2005 Plan”). The number of shares that may be issued under the 2005 Plan includes any shares that have been reserved but not issued under the 2000 Plan and any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares thereunder.
(2)	Represents shares of Common Stock to be issued upon the exercise of outstanding options granted under the 2000 Plan and the 2005 Plan. See footnote (1) above.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price for the 5,859,083 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 2000 Plan and 2005 Plan are calculated using a weighted average exercise price for such shares of $2.29 per share.
(4)	Represents shares of Common Stock reserved for future issuance under the 2005 Plan. See footnote (1) above.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low prices as reported on the Nasdaq Global Market on August 9, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement, the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):
     (a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 15, 2006 relating to the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-132678), filed under the Securities Act;
     (b) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 14, 2006, the effective date of the registration statement referred to in (a) immediately above through the date of this Registration Statement; and
     (c) The description of the Common Stock contained in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-132678), filed under the Securities Act, as incorporated by reference in the Registrant’s registration statement on Form 8-A filed on June 12, 2006 (File No. 000-52045), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and
     (d) All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless expressly provided to the contrary. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
     Not applicable
Item 5.     Interests of Named Experts and Counsel.
     The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Reed Smith LLP. A partner of Reed Smith LLP holds a stock option to purchase 18,181 shares of the Common Stock at an exercise price of $0.33 per share.
     The consolidated financial statements of the Registrant appearing in its prospectus filed pursuant to Rule 424(b) under the Securities Act on June 15, 2006 relating to its registration statement on Form S-1, as amended (Registration No. 333-132678), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.
Item 6.     Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.
     Article VIII of the Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.
     Article VI of the Registrant’s bylaws provides for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Under these agreements, the Registrant is required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual or threatened litigation or proceeding, if any of them may be made a party to such proceeding because he or she is or was one of the Registrant’s directors or officers. The Registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests. With respect to any criminal proceeding, the Registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
     The Underwriting Agreement attached as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006, provides for indemnification by the underwriters of the Registrant and each of its executive officers and directors, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.
     The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
     See also the undertakings set out in respect to Item 9 herein.
Item 7.     Exemption from Registration Claimed.
     Not applicable.
Item 8.     Exhibits

Exhibit
Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of Volcano Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.2	Certificate of Designation of Series A Junior Participating Preferred Stock of Volcano Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.3	Bylaws of Volcano Corporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.4	Rights Agreement, by and between Volcano Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.5	2000 Long Term Incentive Plan and forms of Option Agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant's registration statement on Form S-1, as amended (No. 333-132678)).
4.6	2005 Equity Compensation Plan and forms of Option Agreements and Stock Grant Agreement thereunder (incorporated by reference to Exhibit 10.3 to the Registrant's registration statement on Form S-1, as amended (No. 333-132678)).
5.1	Opinion of Reed Smith LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reed Smith LLP (See Exhibit 5.1).
24.1	Power of Attorney (See signature page of this Registration Statement).

Item 9.     Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on August 14, 2006.

VOLCANO CORPORATION
By:	/s/ R. Scott Huennekens
R. Scott Huennekens
President and Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints R. Scott Huennekens and John T. Dahldorf, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scott Huennekens	President and Chief Executive Officer, Director	August 14, 2006

R. Scott Huennekens	(principal executive officer)

/s/ John T. Dahldorf	Chief Financial Officer (principal financial officer	August 15, 2006

John T. Dahldorf	and principal accounting officer)

/s/ Olav B. Bergheim	Director	August 15, 2006

Olav B. Bergheim

/s/ Robert J. Adelman, M.D.	Director	August 15, 2006

Robert J. Adelman, M.D.

/s/ James C. Blair, Ph.D.	Director	August 15, 2006

James C. Blair, Ph.D.

/s/ S. Ward Casscells, M.D.	Director	August 14, 2006

S. Ward Casscells, M.D.

/s/ Carlos A. Ferrer	Director	August 15, 2006

Carlos A. Ferrer

/s/ Lesley H. Howe	Director	August 15, 2006

Lesley H. Howe

/s/ Ronald A. Matricaria	Director	August 14, 2006

Ronald A. Matricaria

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of Volcano Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.2	Certificate of Designation of Series A Junior Participating Preferred Stock of Volcano Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.3	Bylaws of Volcano Corporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.4	Rights Agreement, by and between Volcano Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2006).
4.5	2000 Long Term Incentive Plan and forms of Option Agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant's registration statement on Form S-1, as amended (No. 333-132678)).
4.6	2005 Equity Compensation Plan and forms of Option Agreements and Stock Grant Agreement thereunder (incorporated by reference to Exhibit 10.3 to the Registrant's registration statement on Form S-1, as amended (No. 333-132678)).
5.1	Opinion of Reed Smith LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reed Smith LLP (See Exhibit 5.1).
24.1	Power of Attorney (See signature page of this Registration Statement).